Exhibit 10.1

Execution Version

MVC LETTER AGREEMENT

This MVC Letter Agreement dated as of November 15, 2013 (this “Agreement”) is made and entered into by and between BG US Production Company, LLC, a Delaware limited liability company (“BG Production”), BG US Gathering Company, LLC, a Delaware limited liability company (“BG Gathering” and, together with BG Production, “BG”), EXCO Operating Company, LP, a Delaware limited partnership (“EXCO” and together with BG, “Producers”), TGG Pipeline, Ltd., a Texas limited partnership (“TGG”), and Azure Midstream Energy LLC, a Delaware limited liability company formerly known as TGGT Holdings, LLC (“TGGT” and together with TGG, “Gatherer”). Producers and Gatherer are referred to herein as the “Parties” and individually as a “Party.” Capitalized terms used but not herein defined will have the meanings given to them in the Contribution Agreement (defined below).

WHEREAS, EXCO, BG Gathering and Azure Midstream Holdings, LLC, a Delaware limited liability company (“Buyer”) have entered into that certain Contribution Agreement dated October 16, 2013 (as it may be amended, supplemented, or modified from time to time, the “Contribution Agreement”) under which EXCO and BG Gathering agreed to convey to Buyer, and Buyer agreed to acquire from EXCO and BG Gathering, 100% of the issued and outstanding equity interests of Gatherer, all on the terms and subject to the conditions set forth therein; and

WHEREAS, the Producers have agreed to enter into this Agreement with the Gatherer in connection with and effective upon the consummation of the transactions contemplated by the Contribution Agreement.

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements contained herein and in the Contribution Agreement, and intending to be legally bound hereby, the Parties hereto hereby agree as follows:

ARTICLE I

MINIMUM VOLUME COMMITMENT

1.1 Minimum Volume Commitment. Subject to Section 2.1, Producers commit to deliver to Gatherer’s systems a combined total minimum volume of 600,000 MMBtu/day of natural gas production from the Holly and Shelby fields, with such total minimum volume to be calculated on an annual basis based upon the daily average of such volumes delivered during the applicable Subject Year (the “Minimum Volume Commitment”). “Subject Year” shall mean a 12-month period beginning at 12:01 A.M. (Central Time) on December 1 of any year and ending at 11:59 P.M. (Central Time) on November 30 of the following year. The Minimum Volume Commitment shall be satisfied to the extent any of the following types of natural gas production from the Holly and Shelby fields are delivered to Gatherer’s systems (the “Subject Production”): (1) natural gas production of a Producer or any Affiliate of a Producer; (2) natural gas production of any joint venture partner of a Producer or joint venture partner of any Affiliate of a Producer (a “JV Partner”); and (3) natural gas production of any non-operating working interest owner over which a Producer, an Affiliate of a Producer or a JV Partner has control or otherwise directs the delivery of such production to a gathering system.

In the event of a transfer or assignment by a Producer (or any of its Affiliates) of oil and gas interests to either a non-Credit-Worthy Assignee or a Credit-Worthy Assignee that is not conveyed and does not assume all or any portion of the Minimum Volume Commitment in each case in accordance with Section 2.7, all natural gas production attributable to such oil and gas interests that would otherwise qualify as Subject Production under the terms of this Agreement had such oil and gas interests continued to be held by such Producer (or such Affiliate) shall continue to qualify as Subject Production.

In the event of a transfer or assignment by a JV Partner of oil and gas interests, all natural gas production attributable to such oil and gas interests that would otherwise qualify as Subject Production under the terms of this Agreement had such oil and gas interests continued to be held by such JV Partner shall continue to qualify as Subject Production.

In the event of a transfer or assignment by a Producer (or any of its Affiliates) of oil and gas interests to a Credit-Worthy Assignee that is conveyed and assumes all or any portion of the Minimum Volume Commitment in accordance with Section 2.7, all natural gas production attributable to such oil and gas interests after such assignment becomes effective under Section 2.7 shall be credited to the Credit-Worthy Assignee that was conveyed and assumed the conveyed Minimum Volume Commitment, or portion thereof, in accordance with Section 2.7 and the Minimum Volume Commitment shall be reduced by the amount of the Minimum Volume Commitment, or portion thereof, that was assigned or sold with such interests.

By way of example, Exhibit A hereto sets forth an example of how the Minimum Volume Commitment and the Shortfall Payments (defined below) will be calculated.

1.2 Adjustments to Minimum Volume Commitment.

(a) In the event volumes of the Subject Production are delivered in excess of the Minimum Volume Commitment during any Subject Year (without giving effect to any adjustments to such Subject Year’s Minimum Volume Commitment pursuant to this Section 1.2(a)), the Minimum Volume Commitment in the immediately subsequent Subject Year shall be reduced by 25% of such excess delivered volumes.

(b) In the event Gatherer is unable or unwilling to receive any Subject Production which is available for delivery to Gatherer’s systems, including (without limitation) in the event Gatherer is rendered unable as a result of Force Majeure (as defined in the applicable Gathering Agreement), a breach by Gatherer of the Gathering Agreements or Gatherer’s failure to connect wells to Gatherer’s systems in accordance with the applicable Gathering Agreement, Producers will be entitled to a reduction to the Minimum Volume Commitment for the Subject Year in which Gatherer is unable or unwilling to receive such production. Such reduction in the Minimum Volume Commitment shall be equal to the average daily amount of such production available for delivery to Gatherer’s systems that Gatherer was unable or unwilling to receive for such Subject Year. Failure by Gatherer to receive any Subject Production pursuant to the second to last sentence of Section 2.03 or Section 7.04 of the Gathering Agreements will not result in a reduction of the Minimum Volume Commitment. In the event Gatherer releases quantities of gas from the Gathering Agreements pursuant to Section 2.06 of the Gathering Agreements, the Minimum Volume Commitment will be proportionately reduced by such amount.

(c) As used herein, (i) the term “Gathering Agreements” means the existing gas gathering agreements in place between Gatherer, Producers, their Affiliates, or the JV Partners with respect to the Holly and Shelby fields, as such gas gathering agreements may be amended, supplemented, or modified from time to time, (ii) the term “BG Gathering Agreements” means the Gathering Agreements in place between Gatherer and BG, as such Gathering Agreements may be amended, supplemented, or modified from time to time and (iii) the term “EXCO Gathering Agreements” means the Gathering Agreements in place between Gatherer and EXCO, as such Gathering Agreements may be amended, supplemented, or modified from time to time.

1.3 Shortfall. To the extent there is a shortfall of the Minimum Volume Commitment, such shortfall to be calculated on an annual basis based upon the daily average of such volumes delivered during the applicable Subject Year and subject to any adjustments to the Minimum Volume Commitment pursuant to Section 1.2 (the total amount of such shortfall, the “Shortfall Amount”), then Gatherer shall charge and each Producer shall pay $0.40 per MMBtu times one-half of the Shortfall Amount (the “Shortfall Payments”). Any Shortfall Payments will be due within three months following the end of the Subject Year in which the shortfall occurs (the “Shortfall Year”). In the event of assignment of all or a portion of a Producer’s Minimum Volume Commitment to a Credit-Worthy Assignee during a Subject Year pursuant to Section 2.7, the Minimum Volume Commitment shall be reduced by the amount assigned for the remaining portion of the Subject Year and the Credit-Worthy Assignee shall have assumed and be responsible for its Shortfall Amount, if any, calculated during the remaining portion of the Subject Year. Notwithstanding anything in this Agreement to the contrary, each Producer shall be severally liable to Gatherer for its Shortfall Payment and shall not have any liability to the Gatherer for any Shortfall Payment of the other Producer.

1.4 Bossier Shale Discount. For three Subject Years from the date hereof, there shall be a $0.10 per MMBtu discount to any applicable gathering fees owed by Producers, their Affiliates, or the JV Partners to Gatherer under any applicable Gathering Agreement on natural gas production delivered from new wells completed by or on behalf of Producers, their Affiliates, or the JV Partners in the Bossier Shale that are connected to Gatherer’s systems in the Holly field (it being understood and agreed that such production shall not be Subject Production), such discount to be conditioned upon the volume of production delivered to Gatherer’s systems from such wells and field development plan (i.e., wells turned to sales) in the Bossier Shale (excluding the Bossier Shale in the Shelby field) being incremental to Producers’, their Affiliates’, or the JV Partners’ aggregate volumes from the Haynesville Shale in the Holly and Shelby fields, from the Cotton Valley in the Holly field and from the Bossier Shale in the Shelby field as set forth below:

(a) 850,000 MMBtu/d in the first Subject Year following the date hereof;

(b) 951,000 MMBtu/d in the second Subject Year following the date hereof; and

(c) 1,100,000 MMBtu/d in the third Subject Year following the date hereof.

This discount is a personal right in favor of Producers, their Affiliates and the JV Partners and is not assignable to any third party.

1.5 Recordkeeping and Audit Rights. At all times during the Term of this Agreement, Gatherer shall keep (or cause to be kept) true and complete books of account. Each Producer or its designated representatives shall have the right, at its own expense, at all reasonable times and during normal business hours, to examine the books and records of the Gatherer to the extent necessary to verify the accuracy of any statement, charge, computation, or demand made under or pursuant to this Agreement. Gatherer agrees to keep records and books of the account in accordance with generally accepted accounting principles and practices in the industry. Each statement shall be final as to both Parties unless questioned within twenty-four (24) Months following receipt of invoice.

ARTICLE II

MISCELLANEOUS

2.1 Termination. This Agreement will terminate on December 1, 2018; provided that such termination will not relieve any Party of any obligations that were incurred prior to such date.

2.2 Notices.

(a) Unless this Agreement specifically requires otherwise, any notice, demand or request provided for in this Agreement, or served, given or made in connection with it, shall be in writing and shall be deemed properly served, given or made if delivered in person or sent by facsimile, by registered or certified mail, postage prepaid, or by a nationally recognized overnight courier service that provides a receipt of delivery, in each case, to the Parties at the addresses specified below:

If to the Producers or, individually, to BG, to:

BG US Gathering Company, LLC

811 Main St., Suite 3400

Houston, TX 77002

Fax: (713) 599-7250

Attention: Roger Coe, Asset General Manager

With a copy to:

BG North America, LLC

811 Main St., Suite 3400

Houston, TX 77002

Fax: (713) 599-3794

Attention: Chris Migura

If to the Producers or, individually, to EXCO, to:

EXCO Operating Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Fax: (214) 706-3409

Attention: Mark Mulhern, Executive Vice President and Chief Financial Officer

With a copy to:

EXCO Operating Company, LP

12377 Merit Drive, Suite 1700

Dallas, Texas 75251

Fax: (214) 706-3409

Attention: William L. Boeing, Vice President, General Counsel, and Secretary

If to Gatherer, to:

Azure Midstream Energy LLC

12377 Merit Drive, Suite 300A

Dallas, Texas 75251

Facsimile No.: (281) 680-4349

Attn: I.J. “Chip” Berthelot, II

(b) Notice given by personal delivery, mail or overnight courier pursuant to this Section 2.2 shall be effective upon physical receipt. Notice given by facsimile pursuant to this Section 2.2 shall be effective as of the date of confirmed delivery if delivered before 5:00 p.m. Central Time on any business day or the next succeeding business day if confirmed delivery is after 5:00 p.m. Central Time on any business day or during any non-business day. Each Party may change the address by which proper notice shall be given pursuant to this Section 2.2 by providing notice to the other Parties in accordance with this Section 2.2.

2.3 Entire Agreement.

(a) Solely to the extent Article I of this Agreement relates to BG, Article I of this Agreement constitutes an amendment of, and supplement to, the BG Gathering Agreements with respect to the subject matter thereof and, solely to the extent Article I of this Agreement relates to EXCO, Article I of this Agreement constitutes an amendment of, and supplement to, the EXCO Gathering Agreements with respect to the subject matter thereof. Notwithstanding anything in this Agreement to the contrary, Article II of this Agreement shall not alter, amend or supplement the corresponding provisions of the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable, and the provisions of Article II of this Agreement shall continue to apply to the provisions of Article I of this Agreement notwithstanding this first sentence of this Section 2.3(a).

(b) Notwithstanding anything in this Agreement to the contrary, the terms and conditions of this Agreement are personal to BG and EXCO, respectively, and no Person that subsequently acquires an interest in the oil and gas interests that are subject to the Gathering Agreements will in any way be subject to, or bound by, the provisions contained in this Agreement unless the provisions of this Agreement are assigned to, and assumed by, such Person in accordance with Section 2.7. For the avoidance of doubt, (i) this Agreement shall not alter the terms and conditions of the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable, with respect to the provisions on transfer and assignment and the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable, may be transferred and/or assigned without regard to this Agreement as is provided for in the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable (in each case, without regard to this Agreement) and (ii) the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable, shall not alter the terms and conditions of this Agreement with respect to the provisions on transfer and assignment and this Agreement may be transferred and/or assigned as is provided for in this Agreement (in each case, without regard to the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable). To the extent that (i) all or any part of either this Agreement, a BG Gathering Agreement or an EXCO Gathering Agreement is transferred or assigned to a third Person (the “Transferred Interest”) and (ii) the portion of either this Agreement (in the case of a transfer or assignment of all or any part of a BG Gathering Agreement or an EXCO Gathering Agreement, as applicable) or the BG Gathering Agreements or the EXCO Gathering Agreements, as applicable (in the case of a transfer or assignment of all or any part of this Agreement), in each case, that constitutes an amendment to or is amended by, as applicable, the Transferred Interest is not also transferred or assigned to such third Person (the “Non-Transferred Interest”), then from and after the effective time of such transfer or assignment, the Transferred Interest and the Non-Transferred Interest shall be separate agreements and shall no longer constitute amendments or supplements to each other. For the avoidance of doubt, the portion of this Agreement, a BG Gathering Agreement or an EXCO Gathering Agreement that is not a Transferred Interest pursuant to subsection (i) of the immediately preceding sentence shall continue to constitute an amendment to or be amended by, as applicable, the Non-Transferred Interest.

(c) This Agreement and the BG Gathering Agreements and/or the EXCO Gathering Agreements, as applicable, supersede all prior discussions, representations and agreements between the Parties and/or their Affiliates with respect to the subject matter hereof and thereof and contain the sole and entire agreement between the Parties and their Affiliates with respect to the subject matter hereof and thereof. Except as provided herein, the Gathering Agreements shall remain in full force and effect.

2.4 Waiver. Any term or condition of this Agreement may be waived at any time by the Party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the Party waiving such term or condition. No waiver by any Party of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion. All remedies, either under this Agreement or by Law, will be cumulative and not alternative.

2.5 Amendment. This Agreement may be amended, supplemented or modified only by a written instrument duly executed by the Parties.

2.6 No Third Party Beneficiary. Except for the provisions of Section 1.4 (which are intended to be for the benefit of the Persons identified therein), the terms and provisions of this Agreement are intended solely for the benefit of the Parties and their respective successors or permitted assigns, and it is not the intention of the Parties to confer third party beneficiary rights upon any other Person.

2.7 Assignment; Binding Effect. Neither this Agreement nor any right, interest or obligation hereunder may be assigned by any Party without the prior written consent of the other Party, and any attempt to do so will be void, except for assignments and transfers by operation of Law; provided, however, Gatherer shall be permitted to assign all or part of its obligation hereunder to an Affiliate and each Producer shall be permitted to assign all or part of its rights (excluding the Bossier Shale discount in Section 1.4 which is not assignable) or obligations hereunder (i) to an Affiliate that is a Credit-Worthy Assignee or (ii) to a purchaser who is a Credit-Worthy Assignee of all or any portion of such Producer’s oil and natural gas interests located in a “Dedicated Area” (as defined in the applicable Gathering Agreements) provided that such purchaser assumes in all respects the terms, conditions and obligations of such Producer set forth in this Agreement (to the extent related to the rights and obligations assigned hereunder) and the applicable Gathering Agreements (to the extent related to the portion of such Producer’s oil and natural gas interests being assigned). From and after any assignment permitted by this Section 2.7, the assignor shall have no further liability under this Agreement except for liabilities accruing before the time of such assignment, including the Shortfall Payments attributable to such Producer’s time of ownership. Subject to this Section 2.7, this Agreement is binding upon, inures to the benefit of and is enforceable by the Parties and their respective successors and permitted assigns. As used herein the term “Credit-Worthy Assignee” means a Person that, or whose obligations are guaranteed by a Person that, has (a) if such Person has a long-term unsecured and non-credit enhanced debt credit rating by either Standard & Poors or Moody’s (a “Rating”), a Rating that is equal to or higher than the lesser of: (i) the Rating that the assigning Producer has at the time of such assignment and (ii) a Rating of at least “BB” by Standard & Poors or “Ba2” by Moody’s or (b) if such Person does not have a Rating, produced to Gatherer information sufficient to demonstrate to the reasonable satisfaction of Gatherer that the creditworthiness of such Person is equivalent to a Person that possesses such rating.

2.8 Headings. The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

2.9 Invalid Provisions. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic and legal substance of the Transactions is not affected in any adverse manner to any of the Parties. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.

2.10 Counterparts; Facsimile. This Agreement may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Any facsimile or pdf copies hereof or signature hereon shall, for all purposes, be deemed originals.

2.11 Governing Law; Venue; Jurisdiction; Jury Waiver. THIS AGREEMENT (INCLUDING ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF OR RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT) AND THE LEGAL RELATIONS AMONG THE PARTIES SHALL BE GOVERNED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS, EXCLUDING ANY CONFLICTS OF LAW RULE OR PRINCIPLE THAT MIGHT REFER CONSTRUCTION OF SUCH PROVISIONS TO THE LAWS OF ANOTHER JURISDICTION. SUBJECT TO SECTION 2.12, ALL OF THE PARTIES HERETO CONSENT TO THE EXERCISE OF JURISDICTION IN PERSONAM BY THE COURTS OF THE STATE OF TEXAS FOR ANY DISPUTE. EACH PARTY HERETO WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY DISPUTE.

2.12 Arbitration. In the event of any dispute between the Parties, the arbitration provisions set forth in Section 11.13 of the Contribution Agreement shall apply mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed as of the day and year first above written.

BG US GATHERING COMPANY, LLC

By:	/s/ Roger Coe
Name:	Roger Coe
Title:	Vice President

Signature Page to

MVC Letter Agreement

BG US PRODUCTION COMPANY, LLC

By:	/s/ Roger Coe
Name:	Roger Coe
Title:	Vice President

Signature Page to

MVC Letter Agreement

EXCO OPERATING COMPANY, LP

By:	EXCO PARTNERS OLP GP, LLC,
its General Partner

By:	/s/ William L. Boeing
Name:	William L. Boeing
Title:	Vice President, General Counsel, and Secretary

Signature Page to

MVC Letter Agreement

AZURE MIDSTREAM ENERGY LLC
(f/k/a TGGT Holdings, LLC)

By:	/s/ I. J. Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President

Signature Page to

MVC Letter Agreement

TGG PIPELINE, LTD.

By:	TGGT GP HOLDINGS, LLC,
its General Partner

By:	/s/ I. J. Berthelot, II
Name:	I.J. “Chip” Berthelot, II
Title:	President

Signature Page to

MVC Letter Agreement

Exhibit A

Example Calculation

Assumptions:

1.	Subject Year #1:

a.	Subject Production = 700,000 MMBtu/day, consisting of:

i.	500,000 MMBtu/day from Producer and its Affiliates

ii.	100,000 MMBtu/day from JV Partners

iii.	100,000 MMBtu/day from non-operating working interest owners over which Producer, an Affiliate of Producer, or a JV Partner have control or otherwise direct the delivery of such production to a gathering system

2.	Subject Year #2:

a.	Subject Production = 400,000 MMBtu/day, consisting of:

i.	300,000 MMBtu/day from Producer and its Affiliates

ii.	50,000 MMBtu/day from JV Partners

iii.	50,000 MMBtu/day from non-operating working interest owners over which Producer, an Affiliate of Producer, or a JV Partner have control or otherwise direct the delivery of such production to a gathering system

Example Calculations:

1.	Subject Year #1:

a.	Shortfall Amount Payable by each Producer = $0.00 [no payment due because Subject Production for Subject Year #1 (700,000 MMBtu/day) exceeds the Minimum Volume Commitment for Subject Year #1 (600,000 MMBtu/day)]

b.	Reduction to Minimum Volume Commitment in Subject Year #2 = 25,000 MMBtu/day [25% times difference between (x) Subject Production for Year #1 (700,000 MMBtu/day) and (y) Minimum Volume Commitment for Year #1 (600,000 MMBtu/day)]

2.	Subject Year #2:

a.	Shortfall Amount Payable by each Producer = $12,775,000 [one half (1/2) of $0.40/MMBtu times 175,000 MMBtu/day shortfall [Minimum Volume Commitment for Subject Year #2 (575,000 MMBtu/day) minus Subject Production for Subject Year #2 (400,000 MMBtu/day)] times 365 days (calendar days in Subject Year #2)]